Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Benitec Biopharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(2)(3)	457(o)	—	—	$23,000,000.00	0.0001102	$2,534.60

Fees to Be Paid	Equity	Pre-funded Warrants(3)(4)(5)	457(g)	—	—	—	—	—

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share issuable upon exercise of pre-funded warrants(2)(3)(5)	457(o)	—	—	—	—	—

	Total Offering Amounts					$23,000,000.00		$2,534.60

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,534.60

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416(a) under the Securities Act, there is also being registered hereby an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of any pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $23,000,000.00, which includes the offering price of shares of common stock that the underwriter has the option to purchase to cover the exercise of its over-allotment option, if any.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)

The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per share (subject to adjustment as provided for therein).